EXHIBIT 10.3
ROYAL CARIBBEAN CRUISES LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED THROUGH DECEMBER 6, 2005

ROYAL CARIBBEAN CRUISES LTD.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED THROUGH DECEMBER 6, 2005
Royal Caribbean Cruises Ltd. (“Company”) previously established the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan (“Plan”) for a select group of management or highly compensated employees, effective January 1, 1994.
The purpose of this Plan is to provide to the selected executives the benefit lost under the Royal Caribbean Cruises Ltd. et al Retirement Plan due to the change in section 401(a)(17) of the Internal Revenue Code of 1986, as amended (“Code”) effective January 1, 1994.

With respect to amounts credited hereunder that are subject to Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and other official guidance (the “Code”) (generally, amounts credited on and after January 1, 2005), applicable provision of the Plan document shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A, and any provision that would conflict with such requirements shall not be valid or enforceable. In addition, with respect to amounts credited hereunder that are not subject to Section 409A (generally, amounts credited before January 1, 2005) (“grandfathered funds”), it is intended that the rules applicable under the Plan as of December 31, 2004, and not Code Section 409A and related official guidance, shall apply with respect to such grandfathered funds.

i

ARTICLE 1
DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context.
1.1	Account means a recordkeeping source from which Plan benefits are determined.

1.2	Administrator or Plan Administrator means the Company.

1.3	Beneficiary means the person, persons, trust or other entity a Participant designates by written revocable designation filed with the Company to receive payments in the event of his death.

1.4	Board means the Company’s Board of Directors or a committee thereof.

1.5	Code means the Internal Revenue Code of 1986, as amended.

1.6	Company means Royal Caribbean Cruises Ltd. and any successor thereto, and for purposes of determining eligibility to participate in the Plan, any affiliated company which is a member of a controlled group of corporations within the meaning of section 1563(a) of the Code with Royal Caribbean Cruises Ltd. which adopts this Plan with the consent of the Company.

1.7	Compensation means an Eligible Employee’s compensation from the Company as defined in the Retirement Plan.

1.8	Disability means an illness or injury as defined as a Permanent Disability in the Retirement Plan, subject to the requirements of Code Section 409A.

1.9	Effective Date means January 1, 1994.

1.10	Eligible Employee means each employee of the Company eligible to participate in the Plan in accordance with the provisions of Section 2.1 hereof.

1.11	Participant means
A.	An Eligible Employee who participates in the Plan in accordance with the terms hereof.

B.	Each other Eligible Employee or former Eligible Employee for whom an Account is maintained.
1.12	Plan means the Royal Caribbean Cruises Ltd. Supplemental Executive Retirement Plan as described in this instrument, as amended from time to time.

1.13	Plan Year means the twelve (12) consecutive month period beginning on each January 1 and ending on the following December 31.

1.14	Retirement Plan means the Royal Caribbean Cruises Ltd. et al Retirement Plan as amended from time to time.

1.15	Termination of Employment means the Participant’s severance from service with the Company for any reason.

1.16	Valuation Date means the last business day of each Plan Year.

1.17	Vesting Service means Plan Years of Service counted in determining a Participant’s entitlement to benefits as described in Section 3.2 of the Plan.
ARTICLE 2
PARTICIPATION IN THE PLAN
2.1	Eligibility to Participate. Those employees of the Company who participate in the Retirement Plan and whose Company contribution under the Retirement Plan is decreased during any Plan Year beginning on or after January 1, 1994, because of the application of section 401(a)(17) of the Code shall participate in the Plan. It is the intention of the Company that this Plan constitute a “top hat” plan and therefore only those employees who are determined to be within a select group of management or highly compensated shall be entitled to participate in the Plan.

2.2	Procedure For and Effect of Admission. Each Eligible Employee shall complete such forms and provide such data as reasonably required by the Company including Beneficiary designation forms and payment of benefit forms. By becoming a Participant, an Eligible Employee shall be deemed conclusively to have assented to the provisions of this Plan and all amendments hereto.

2.3	Cessation of Participation. A Participant shall cease to be an active participant on the earlier of:
A.	the date on which the Plan terminates, or

B.	the date on which he ceases to be an Eligible Employee.
A former active participant will be deemed a Participant for all purposes except with respect to the right to receive “contributions”, as long as he retains a Plan Account.
ARTICLE 3
PLAN BENEFITS AND VESTING
3.1	Plan Benefits. The purpose of the Plan is to provide Participants with the Company contributions that they would have received under the Retirement Plan, but for the reductions contained in section 401(a)(17) of the Code beginning January 1, 1994. The IRS is expected to issue an indexed maximum compensation rate under section

401(a)(17) of the Code, determined without regard to the reduction to $150,000 through 1996, on account of a grandfather provision for collectively bargained plans. For instance, this amount in 1994 is $242,280 for collectively bargained plans. As indexed, this amount shall be referred to as the “Grandfathered Limit”.

Effective with the Plan Year that begins January 1, 1994, the Plan benefit for each Participant equals the difference between the Company contribution that would have been provided for that Participant under the Retirement Plan had the compensation limit under section 401(a)(17) of the Code continued to be adjusted without regard to the reduction to $150,000 beginning in January 1994, and the actual Company contribution provided under the Retirement Plan for that Participant.

The Plan shall use the Grandfathered Limit for purposes of determining the benefit under the Plan. When the IRS no longer publishes the Grandfathered Limit, then the maximum compensation in each year thereafter under the Plan shall be determined by multiplying the compensation limit under the Retirement Plan for any year by a fraction, the numerator of which is the Grandfathered Limit and the denominator of which is the section 401(a)(17) limit under the Retirement Plan, both determined as of the last year in which the IRS publishes the Grandfathered Limit.

Thus, for instance, the benefit to be accrued under the Plan for 1994 for a Participant with Compensation equaling or exceeding $242,280 will equal the difference between $242,280 (the 1994 Grandfathered Limit) and $150,000 (the 1994 401(a)(17) limit mandated by OBRA 93) times the Participant’s applicable contribution level under the Retirement Plan (8 to 12 percent depending on the Participant’s years of service with the Company). If the IRS ceases issuing the Grandfathered Limit after 1996, and in 1996, the Grandfathered Limit is $250,000 and the 401(a)(17) limit is $170,000, then the ratio to be used thereafter is 1.666 percent (250,000/150,000) of the section 401(a)(17) limit in effect each Plan Year. If in 1997, the 401(a)(17) limit is $160,000, then the Plan’s maximum compensation will be $266,560 (1.666 times $160,000).

3.2	Vesting. Benefits provided under the Plan shall be vested in accordance with Article VII of the Retirement Plan. A Participant shall be credited with the same Vesting Service as under the Retirement Plan.
ARTICLE 4
MAINTENANCE, INVESTMENT AND VALUATION OF
PARTICIPANT ACCOUNTS
4.1	Establishment of Accounts. The Administrator shall establish and maintain a separate Account in the name of each Participant, to which it shall credit all amounts allocated in accordance with Section 3. Participants shall receive an annual statement reflecting their account balance.

4.2	Investment Obligation of the Company. Benefits are payable as they become due irrespective of any actual investments the Company may make to meet its obligations. To the extent a Participant or any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and the Participants or any other persons or to require the establishment of a trust in which the assets are beyond the claims of any unsecured creditor of the Company or to require the Company to segregate in any other manner any assets for the purpose of satisfying its obligations hereunder.

4.3	Earnings. The Administrator shall credit or debit each separate Account at the same rate as earned by the Retirement Plan as soon as practicable after that rate is determined for each Plan Year under the Retirement Plan. In the year that a Participant’s benefit distributions commence, the Administrator shall credit a Participant’s Account through the last day of the month preceding the benefit commencement date, with the rate earned by the Retirement Plan for the same period.
ARTICLE 5
BENEFITS
5.1	Payment of Benefit. Except in the event of death, all elections must be made at least twelve months prior to the commencement of payment; provided, however, that on and after January 1, 2005, all elections must be made in accordance with the requirements of Code Section 409A and related official guidance. A Participant’s election under the Plan may be different than such Participant’s election made under the Retirement Plan.
A.	Form of Payment upon death, Disability or other Termination of Employment

All benefits shall be payable in the form of a single lump sum.

B.	Commencement of Payment

At the election of the Participant, upon death, Disability or other Termination of Employment, the benefit described in Subsection A shall be paid either (1) as soon as administratively possible following such event; or (2) on the January 1 following the year in which such event occurs; or (3) as soon as administratively possible following the first day of the month after attainment of age 65, or if later, Termination of Employment. Other than by reason of death, if a Participant fails to make an election under this subparagraph B or otherwise does not have an election on file as of a date an election is required by Code Section 409A and related official guidance, his benefit shall be paid twelve months and one day (or as soon thereafter as is reasonably practicable) after his Disability or other Termination of Employment.

C.	Change in Time of Payment Prior to Commencement

With respect to deferred amounts that are not subject to Code Section 409A (generally, amounts deferred prior to January 1, 2005), a Participant may elect (on election forms designated by the Company) prior to commencement a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above provided such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date).

With respect to deferred amounts that are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), a Participant may elect (on election forms designated by the Company) prior to commencement a timing of payment in lieu of the timing elected pursuant to Section 5.1(B) above; provided, however, that:
(i)	payment under such new election shall not be earlier than the date that is five years after the original distribution date; and

(ii)	such election shall not take effect until the date that is one year after the election is made (provided the Participant is an employee on such date); and

(iii)	such election is at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced.
D.	Distribution for Specified Employees Upon Termination of Employment

Notwithstanding anything herein to the contrary, and solely with respect to funds that are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), payment shall not be made to any Participant who is a key employee (defined below) as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant). For this purpose, a key employee is a “key employee” as defined in Code Section 416(i). The Company may establish procedures to implement this Plan provision.
5.2	Beneficiary Designation.
A.	Each Participant may designate a Beneficiary to receive the benefits payable in the event of the Participant’s death, and designate a successor Beneficiary to receive any benefits payable in the event of the death of any other Beneficiary.

B.	A Participant may change a Beneficiary designation at any time. All Beneficiary designations and changes shall be made on an appropriate form as designated by the Plan Administrator and filed with the Plan Administrator.

C.	If no person shall be designated by the Participant, or if the designated Beneficiary shall not survive the Participant, payment of the Participant’s Account shall be made to the Participant’s estate.

5.3	Tax Withholding. To the extent required by the law in effect at the time benefits are distributed pursuant to this Section 5, the Company shall withhold any taxes that it is required to withhold by the federal or any state or local government from payments made hereunder.
ARTICLE 6
ADMINISTRATION
6.1	Appointment of Administrator. The Company shall serve as the Administrator.

6.2	Administrator’s Responsibilities. The Administrator is responsible for the day to day administration of the Plan. The Administrator may appoint other persons or entities to perform any of its fiduciary functions.

6.3	Records and Accounts. The Administrator shall maintain or shall cause to be maintained accurate and detailed records and accounts of Participants and of their rights under the Plan and of all investments, receipts, disbursements and other transactions.

6.4	Liability. The Company shall not be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to the fraud or willful misconduct on the part of a director, officer or agent of the Company.

6.5	Payment of Expenses. All expenses incurred in the operation or administration of this Plan shall be paid by Company.

6.6	Substitute Payee. If a Participant or Beneficiary entitled to receive any benefits hereunder is in his minority, or is declared legally, physically, or mentally incapable of personally receiving and receipting any distribution, the Company may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Company, is then maintaining or has custody of the payee.
ARTICLE 7
CLAIMS PROCEDURE
7.1	Claims Procedures. The Administrator shall establish a claims procedure and shall afford a reasonable opportunity to any Participant whose claim for benefits has been denied for a full and fair review of the decision denying such claim. The claims procedure shall provide for a notice of denial of a claim to be received by a claimant within a reasonable period, not to exceed ninety (90) days, following the filing of a claim. The notice shall provide the reason for the denial, references to the Plan provisions on which the denial is based, a description of additional information necessary to perfect a claim and the steps required to submit a claim for review. The period to request a review must be for at least sixty (60) days after a receipt of notice of denial of a claim. A decision on review shall be made within sixty (60) days after the Plan’s receipt of a request for a review unless special circumstances require a longer period in which case the Plan shall have an additional sixty (60) days. The final decision shall be in writing and shall include specific reasons for the decision and references to Plan provisions.
ARTICLE 8
AMENDMENT AND TERMINATION
8.1	Plan Amendment. The Plan may be amended or otherwise modified by the Board, in whole or in part, provided that no amendment or modification shall divest any Participant of any amount previously credited to his Account under Section 3.1 or of the amount and method of crediting earnings to such Account under Section 4.3 of the Plan as of the date of such amendment. Notwithstanding anything herein to the contrary, in no event shall any amendment be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Section 409A of the Code.

8.2	Termination of the Plan. The Board reserves the right to terminate the Plan at any time in whole or in part. In the event of any such termination, subject to Code Section 409A, the Company shall pay a benefit to the Participant or the Beneficiary of any deceased Participant, in lieu of other benefits hereunder, equal to the value of the Participant’s Account in the form and at the benefit commencement date elected by the Participant pursuant to section 5.1 of the Plan. Earnings shall continue to be allocated under Section 4.3 of the Plan after the termination of the Plan until the Participant’s benefits have been paid in full notwithstanding the termination of the Plan. Notwithstanding anything herein to the contrary, in no event shall any termination be made in a manner that is inconsistent with the requirements to avoid adverse federal tax consequences under Section 409A of the Code.
ARTICLE 9
MISCELLANEOUS
9.1	Supplemental Benefits. The benefits provided for the Participants under this Plan are in addition to benefits provided by any other plan or program of the Company and the benefits of this Plan shall supplement and shall not supersede any other plan or agreement between the Company and any Participant.

9.2	Governing Law. The Plan shall be governed and construed under the laws of the State of Florida.

9.3	Spendthrift Provision. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or change, and any such action shall be void for all purposes of the Plan. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

9.4	Binding Terms. The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

9.5	Headings. All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

9.6	Rule of Interpretation. Where appropriate, words in the masculine gender shall include the feminine and neuter genders.

9.7	Limitation of Rights. Neither the establishment of this Plan, nor any modification thereof, nor the creation of an account, nor the payment of any benefits shall be construed as giving
A.	any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Administrator in accordance with the terms and provisions of the Plan; or

B.	any Participant the right to be retained in the service of the Company, and all Participants and other agents shall remain subject to termination to the same extent as if the Plan had never been adopted.
9.8	Severability. Should any provision of the Plan or any regulations adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall adopt a new provision or regulation to take the place of the one held illegal or invalid.
SIGNATURE
     IN WITNESS WHEREOF, an officer of the Company hereby executes this Plan, as amended and restated through December 6, 2005, as of the 6th day of December 2005.

ROYAL CARIBBEAN CRUISES LTD.

Attest:	/s/ BRADLEY H. STEIN	By:	/s/ THOMAS F. MURRILL

	Bradley H. Stein	Thomas F. Murrill
	Assistant Secretary	Vice President and
Chief Human Resources Officer